Exhibit 99.1

The Manitowoc Company, Inc.

   P. O. Box 66 • Manitowoc WI  54221-0066

Telephone:  920-684-4410 • Telefax: 920-652-9775

           Internet: http://www.manitowoc.com

NEWS for Immediate Release

THE MANITOWOC COMPANY REPORTS

SOLID THIRD-QUARTER SALES AND OPERATING RESULTS

•  Third-quarter 2008 net sales from continuing operations totaled $1.1 billion,

     a 20 percent increase from the third quarter of 2007

•  Third-quarter EPS of $0.80 before special items, 21 percent higher than the prior third quarter

•  Year-to-date EVA was $219.5 million, up 47 percent from the same period of 2007

•  Crane backlog increases 26 percent from the third quarter of 2007

•  Enodis acquisition completed; integration activities well underway

• Midpoint of guidance lowered by less than 5 percent

MANITOWOC, Wis. – October 28, 2008 –The Manitowoc Company, Inc. (NYSE: MTW) today reported financial results from continuing operations for the third quarter ended September 30, 2008.  Compared with the third quarter of 2007, net sales of $1.1 billion and operating earnings of $140.6 million increased 19.6 percent and 19.2 percent, respectively.  Earnings per diluted share was $0.80 before special items compared with net earnings of $0.66 per diluted share in the third quarter of 2007. Including special items (which included a hedging loss of $198.4 million before taxes, or $0.99 per diluted share after taxes, as described in the following paragraph), the company reported a third-quarter 2008 net loss of $26.1 million, or $0.20 per diluted share. The Marine segment is reported as a discontinued operation in the periods presented due to the pending closure of the sale of this segment.

The hedging loss reflects the accounting treatment of hedges for the purchase price of Enodis plc that were employed to remove the currency risk inherent in Manitowoc’s Great British Pound offer for Enodis. Manitowoc’s credit commitment required that 80 percent of the purchase price of Enodis be hedged by July 30, 2008. Given the significant reduction in the Great British Pound to U.S. dollar exchange rate that has since occurred, the accounting treatment for the hedges put in place takes the form of a mark-to-market loss. These hedges effectively capped the U.S. dollar cost of Enodis at a more favorable exchange rate than was anticipated when Manitowoc announced its bid for Enodis.  Additionally, the accounting treatment of this hedge will lower the initial amount of goodwill booked for the acquisition by $198.4 million as of September 30, 2008. This final disposition of this hedge position will be determined based upon the market exchange rate on the date the transaction is funded, which is expected to be November 7, 2008.

“Highlights of the third quarter included strong performance by our Crane business which continued to benefit from long-term global infrastructure and energy development projects, despite ongoing softness in some residential and commercial construction markets, as well as challenges in customer and project financing.  Foodservice continued its work on the Enodis acquisition, which successfully closed as we expected.  And, on August 4, 2008, Manitowoc entered into a definitive agreement to divest its shipbuilding business to Fincantieri SpA.  We expect to complete this transaction during the fourth quarter, which will result in an estimated $0.60 per share after-tax gain,” said Glen E. Tellock, president and chief executive officer.

 “The turbulence in the global financial system is affecting our markets and customers.  However, Manitowoc is a much better balanced company than it was just five years ago.  We have a broader mix of products, a wider geographic scope, and much higher levels of efficiency.  In addition, the benefits achieved through the acquisition and integration of Potain and Grove into Manitowoc Crane Group should continue to enable us to remain one of the world’s leading sources of lifting solutions.  The transformative growth of our Foodservice segment will provide a greater range of global opportunities, even in a weaker market.  Overall, we are confident that the fundamental demand for our products, continued focus on our strategic priorities, and our ability to control costs should enable Manitowoc to manage the current economic challenges while maintaining our commitment to long-term profitable growth,” Tellock added.

Business Segment Results

Third-quarter 2008 Crane segment sales totaled $991.0 million, an increase of 22 percent from the third quarter of 2007.  Operating earnings for the latest quarter were $139.0 million, a 24 percent increase from the third quarter of 2007. Despite the challenging material cost environment, operating margins in the third quarter of 2008 were 14 percent, 20 basis points higher than the comparable period in 2007.  Crane backlog at September 30, 2008 was $3.3 billion, nearly 26 percent higher than the third quarter of 2007 and down slightly from the second quarter of 2008. The sequential decline in Manitowoc’s crane backlog from the second quarter of 2008 reflected slowing demand for tower cranes in Europe and a delay in opening the 2010 order book until material price forecasts and customer pricing arrangements can be finalized.

“Demand for our high-capacity crawler and mobile telescopic cranes remains strong in markets where investment in large infrastructure and power generation projects continues. These markets include the Americas, the Middle East, India, and Asia. Demand has softened in China consistent with the anticipated ‘post-Olympic’ pause in construction projects.  However, the availability and cost of financing in Europe, Russia, and Africa began impacting the demand for tower cranes during the quarter.  Accordingly, we have taken prudent measures to maximize the performance of the Crane segment during this period of economic turbulence. These measures include rebalancing the production schedules at our factories, eliminating temporary workers in certain European factories, internalizing a variety of previously outsourced manufacturing activities, instituting numerous SG&A cost reductions and deferrals, and accelerating the ramp-up of lean manufacturing initiatives,” Tellock explained.

Third-quarter Foodservice sales totaled $115.8 million, which is a 2.6 percent increase compared to the third quarter of 2007. Operating earnings for the quarter compared to the third quarter of 2007 increased 2.8 percent to $18.4 million.  Operating margin of 15.9 percent was unchanged compared to the third quarter of 2007.

“Manitowoc’s global Foodservice business reported improved sales and operating earnings for the third quarter despite the fact that the global economy is impacting the growth of new restaurant and commercial foodservice facilities worldwide. Even in this challenging environment, Manitowoc increased its market share across several product lines and will continue to aggressively pursue potential sales opportunities,” Tellock said.

In anticipation of the completion of the Enodis acquisition Manitowoc embarked upon a structured plan to integrate the employees, assets, and capabilities of the company’s Foodservice segment with those of Enodis.  Teams consisting of Manitowoc and Enodis leaders are focused on advancing profitable growth through product and process innovations.

“The combination of these two exceptional businesses has positioned Manitowoc as one of the largest global foodservice equipment companies. We believe that our expanded capabilities will enable Manitowoc’s Foodservice segment to grow and succeed, even in a highly fragmented global marketplace.  Manitowoc continues to expect the acquisition to be EPS accretive in 2009, to achieve the targeted $80 million of annual synergies by 2011, and to generate positive EVA by 2011,” Tellock said.

Tellock added, “The long-term growth prospects for the global foodservice industry remain solid, especially in the developing world, and Enodis’ international footprint will enable Manitowoc to realize greater growth opportunities than it could as a cold-focused foodservice equipment manufacturer. As a full-service provider of innovative solutions for commercial kitchens worldwide, we are extremely well-positioned to benefit from future growth in emerging markets. In more mature markets, it is expected that the new Manitowoc Foodservice organization will continue its role as a leading innovator in the design and manufacture of cooking systems needed to address new menu options, as well as our traditional product lines.”

“As Enodis mentioned in a recent press release, its revenue for fiscal 2008 on a like-for-like basis grew 5 percent, while operating earnings tracked ahead of expectations. In addition, its North American foodservice business continued to benefit from a focus on multi-unit operators, while the Europe/Asia region posted strong growth driven by Enodis’ innovative oven technologies and equipment,” explained Tellock.

Results from Discontinued Operations

The Marine segment generated sales of $103.5 million in the third quarter of 2008, a 28 percent increase from the third quarter of 2007.  Operating earnings grew to $15.8 million from $6.4 million during the third quarter of 2007.  The improvement reflects an incentive award payment for the on-time delivery and successful sea trial of the Littoral Combat Ship coupled with other payments related to the settlement of previous contracts.  The improved results also reflected continuing on-schedule production of several double-hull tank barge projects.

Strategic Priorities

“While the current global economic situation is creating uncertainty for virtually every business, we are both confident and optimistic about the long-term future of The Manitowoc Company.  We are confident that our strategic priorities effectively address the drivers of long-term success and are optimistic that our management team will pursue these priorities to maximize the performance of each of our businesses during the current period of economic uncertainty,” Tellock stated.

Growth: With the completion of the Enodis acquisition, we have begun the critical process of integrating this market-leading business with our existing Foodservice operations.  Our strategy is to welcome the Enodis team to Manitowoc in a way that builds on the growth and success that they are currently achieving.  Manitowoc prides itself on its ability to integrate acquisitions in a manner that creates synergies at nearly every level.  We proved this ability during the integration of Potain and Grove with our legacy crawler crane business and we expect to achieve similar success with Enodis.

Innovate: Our Crane and Foodservice businesses demonstrate the importance of innovation to the long-term success of the company. The Crane segment now operates facilities in strategic global locations to build products closer to the customer and the intended work environment.  These facilities integrate the company into the local economies and provide opportunities to better control product costs.  The acquisition of Enodis brings Manitowoc one of the most advanced product innovation centers in the foodservice industry, coupled with a team of engineers and experts that create equipment and process solutions for the world’s diverse customers and their menus.

Customer Focus: With the combination of Enodis’ and Manitowoc’s Foodservice businesses, we will be able to form closer partnerships with our customers by providing a full range of commercial kitchen equipment.  We believe this capability will make Manitowoc an important partner in all phases of restaurant development and the implementation of new menus worldwide.

Excellence in Operations: Even though some of our customers are being forced to delay or slow the pace of projects throughout the world and our plants continue to face higher costs of critical inputs to our core products, each Manitowoc business continues to control and manage costs and pursue the highest levels of efficiency to deliver the best possible performance during this time of economic uncertainty.

People and Organizational Development: Research shows that engaged employees care about the future of the company and have a direct, positive impact on a company’s financial performance. We are using feedback from our employees through our “Voice of the Company” survey to create focused business goals that address areas needing improvement while continuing to build on the things we do well.  We believe that a strong connection with our employees helps to provide the foundation our business needs to deliver our best possible performance during this time of economic uncertainty and continues to advance our position for strategic growth.

Aftermarket Support: Just as our Crane Care operation has helped to distinguish and differentiate Manitowoc’s Crane segment, we believe that the combination of the Manitowoc and Enodis dealer and distributor networks will help to make Manitowoc the preferred supplier of foodservice equipment and enable Manitowoc to build deeper relationships with global customers.

Create Value:  Manitowoc has been using EVA® as a key management tool to enhance shareholder value since 1993. We believe that focusing on the above strategies will increase EVA and return on invested capital which translates into improved shareholder value. This, and almost every other financial measure, has improved year-over-year.

2008 Guidance

“Due to the impact of the credit crisis on our markets and the weakening Euro, along with factory absorption and product mix issues, we are lowering our guidance for 2008 to a range of $3.15 to $3.25 per diluted share, including the Marine segment.  In addition, we remain committed to achieving our $400 million cash from operations target for the year. This guidance excludes any unusual items, and any effects from the acquisition of Enodis.  Financing for the Enodis acquisition is fully syndicated. It will result in total leverage at acquisition funding date of just over three times debt-to-EBITDA. By the end of 2009, total leverage is expected to be approximately two times, which will include the divestitures of Enodis’ global ice business and Manitowoc’s Marine business. This compares to debt-to-EBITDA ratios in excess of four times EBITDA when we concluded the Potain and Grove acquisitions, both of which were carried out during a contracting crane business environment,” Tellock explained.

GAAP Reconciliation

In this release, the company refers to various non-GAAP measures. The company believes that these measures are helpful to investors in assessing the company’s ongoing performance of its underlying businesses before the impact of special items. In addition, these non-GAAP measures provide a comparison to commonly used financial metrics within the professional investing community which do not include special items. Earnings and earnings per share from continuing operations before special items reconcile to earnings from continuing operations presented according to GAAP as follows (in millions, except per share data):

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2008	2007	2008	2007

Net earnings (loss)	$(26.1)	$75.9	$210.4	$237.4
Special items, net of tax (at statutory rate):
Loss on currency hedge	128.9	—	128.9	—
Enodis integration expense	1.0	—	1.0	—
Restructuring and reorganization expense	0.5	—	0.5	—
Early extinguishment of debt	—	8.1	—	8.1
Gain on sale of product line	—	—	—	(2.2)
Pension settlement	—	—	—	3.4
Hedge settlement gain	—	—	—	(1.8)
Net earnings before special items	$104.3	$84.0	$340.8	$244.9

Diluted earnings (loss) per share	$(0.20)	$0.59	$1.60	$1.87
Special items, net of tax (at statutory rate):
Loss on currency hedge	0.99	—	0.98	—
Enodis integration expense	0.01	—	0.01	—
Restructuring and reorganization expense	—	—	—	—
Early extinguishment of debt	—	0.06	—	0.06
Gain on sale of product line	—	—	—	(0.02)
Pension settlement	—	—	—	0.03
Hedge settlement	—	—	—	(0.01)
Diluted earnings per share before special items	$0.80	$0.66	$2.59	$1.93

Earnings Conference Call

On October 29, at 10:00 a.m. ET (9:00 CT), Manitowoc senior management will discuss its quarterly results during an investor conference call.  All interested parties may listen to the live conference call via the Internet.

About The Manitowoc Company, Inc.

The Manitowoc Company, Inc. is a diversified, multi-industry, capital goods manufacturer with 104 manufacturing and service facilities in 22 countries. It is recognized as one of the world’s largest providers of lifting equipment for the global construction industry, including lattice-boom cranes, tower cranes, mobile telescopic cranes, and boom trucks.  Manitowoc also is one of the world’s leading innovators and manufacturers of commercial foodservice equipment serving the ice, beverage, refrigeration, food prep, and cooking needs of restaurants, convenience stores, hotels, healthcare, and institutional applications. In addition, the company is a leading provider of shipbuilding, ship repair, and conversion services for government, military, and commercial customers throughout the U.S. maritime industry.

Forward-looking Statements

This press release includes “forward-looking statements” intended to qualify for the safe harbor from liability under the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.   These statements are based on the current expectations of the management of the company and are subject to uncertainty and changes in circumstances.  Forward-looking statements include, without limitation, statements typically containing words such as “intends,” “expects,” “anticipates,”

“targets,” “estimates,” and words of similar import.  By their nature, forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause actual results and developments to differ materially include, among others:

•                  unanticipated changes in revenues, margins, costs, and capital expenditures;

•                  issues associated with new product introductions;

•                  matters impacting the successful and timely implementation of ERP systems;

•                  foreign currency fluctuations and their impact on hedges in place with Manitowoc;

•                  increases in raw material prices;

•                  unexpected issues associated with the availability of local suppliers and skilled labor;

•                  unanticipated changes in consumer spending;

•                  unanticipated changes in global demand for high-capacity lifting equipment;

•                  the risks associated with growth;

•                  geographic factors and political and economic risks;

•                  actions of competitors;

•                  changes in economic or industry conditions generally or in the markets served by Manitowoc (including Enodis);

•                  the state of financial and credit markets;

•                  unanticipated changes in customer demand;

•                  unanticipated issues associated with refresh/renovation plans by national restaurant accounts;

•                  efficiencies and capacity utilization of facilities;

•                  issues related to new facilities and expansion of existing facilities;

•                  work stoppages, labor negotiations, and labor rates;

•                  award of military and commercial ship and barge construction contracts;

•                  government approval and funding of projects;

•                  the ability of our customers to receive financing;

•                  the ability to complete and appropriately integrate restructurings, consolidations, acquisitions, divestitures, strategic alliances, and joint ventures;

•                  in connection with the previously announced proposed sale of Manitowoc Marine Group, the anticipated tax gain, the expected timing and conditions precedent, unanticipated issues associated with the satisfaction of conditions precedent and obtaining regulatory approvals, the terms and conditions of any regulatory approvals, anticipated earnings impact, and estimated costs to be incurred in completing the proposed sale;

•                  in connection with proposed acquisition of Enodis plc, compliance with the terms and conditions of regulatory approvals obtained in connections with the acquisition of Enodis plc, the ability to complete and appropriately and timely integrate the acquisition of Enodis plc, the timing, price, and other terms of the divestiture of Enodis’ global ice business required by regulatory authorities, anticipated earnings enhancements, estimated cost savings and other synergies and the anticipated timing to realize those savings and synergies, estimated costs to be incurred in completing the acquisition and in achieving synergies, potential divestitures and other strategic options; and

•                  risks and other factors cited in the company’s filings with the United States Securities and Exchange Commission.

Manitowoc undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements only speak as of the date on which they are made.  Information on the potential factors that could affect the company’s actual results of operations is included in its filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

For more information:

Carl J. Laurino

Senior Vice President

& Chief Financial Officer

920-652-1720

THE MANITOWOC COMPANY, INC.

Unaudited Consolidated Financial Information

For the Three and Nine Months Ended September 30, 2008 and 2007

(In millions, except share and per-share data)

INCOME STATEMENT

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net sales	$1,106.8	$925.2	$3,286.4	$2,638.1
Cost of sales	863.1	713.4	2,512.8	2,016.1
Gross profit	243.7	211.8	773.6	622.0

Engineering, selling and administrative expenses	98.7	92.8	317.3	276.0
Gain on sale of parts line	—	—	—	(3.3)
Pension settlements	—	—	—	5.2
Restructuring expense	0.8	—	0.8	—
Integration expense	1.6	—	1.6	—
Amortization expense	2.0	1.0	5.5	2.9
Operating earnings	140.6	118.0	448.4	341.2
Interest expense	(7.5)	(8.5)	(21.6)	(27.4)
Loss on debt extinguishment	—	(12.5)	—	(12.5)
Loss on currency hedge	(198.4)	—	(198.4)	—
Other income - net	(2.8)	(0.4)	5.3	4.4
Earnings (loss) from continuing operations before taxes on income and minority interest	(68.1)	96.6	233.7	305.7
Provision (benefit) for taxes on income	(29.6)	25.5	55.9	83.3

Earnings (loss) from continuing operations before minority interest	(38.5)	71.1	177.8	222.4
Minority interest, net of income taxes	(0.8)	—	(0.9)	—

Earnings (loss) from continuing operations	$(37.7)	$71.1	$178.7	$222.4
Discontinued operations:
Earnings from discontinued operations, net of income taxes	11.6	4.8	31.7	15.0

NET EARNINGS (LOSS)	$(26.1)	$75.9	$210.4	$237.4

BASIC EARNINGS (LOSS) PER SHARE:
Earnings (loss) from continuing operations	$(0.29)	$0.57	$1.38	$1.79
Earnings from discontinued operations, net of income taxes	0.09	0.04	0.24	0.12
BASIC EARNINGS (LOSS) PER SHARE	$(0.20)	$0.61	$1.62	$1.91

DILUTED EARNINGS (LOSS) PER SHARE:
Earnings (loss) from continuing operations	$(0.29)	$0.56	$1.36	$1.75
Earnings from discontinued operations, net of income taxes	0.09	0.04	0.24	0.12
DILUTED EARNINGS (LOSS) PER SHARE	$(0.20)	$0.59	$1.60	$1.87

AVERAGE SHARES OUTSTANDING:
Average Shares Outstanding - Basic	130,091	125,176	129,856	124,314
Average Shares Outstanding - Diluted	130,091	127,915	131,782	127,141

SEGMENT SUMMARY

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net sales from continuing operations:
Cranes and related products	$991.0	$812.3	$2,939.2	$2,300.2
Foodservice equipment	115.8	112.9	347.2	337.9
Total	$1,106.8	$925.2	$3,286.4	$2,638.1

Operating earnings (loss) from continuing operations before taxes and minority interest:
Cranes and related products	$139.0	$112.3	$440.6	$328.8
Foodservice equipment	18.4	17.9	53.6	51.2
General corporate expense	(12.4)	(11.2)	(37.9)	(34.0)
Gain on sale of parts line	—	—	—	3.3
Pension settlements	—	—	—	(5.2)
Restructuring expense	(0.8)	—	(0.8)	—
Integration expense	(1.6)	—	(1.6)	—
Amortization	(2.0)	(1.0)	(5.5)	(2.9)
Total	$140.6	$118.0	$448.4	$341.2

THE MANITOWOC COMPANY, INC.

Unaudited Consolidated Financial Information

For the Three and Nine Months Ended September 30, 2008 and 2007

(In millions)

BALANCE SHEET

ASSETS

	September 30,	December 31,
	2008	2007
Current assets:
Cash and temporary investments	$382.0	$369.4
Accounts receivable - net	492.9	416.7
Inventories - net	868.7	591.0
Other current assets	148.7	143.9
Current assets of discontinued operation	25.2	54.6
Total current assets	1,917.5	1,575.6

Property, plant and equipment - net	534.2	468.9
Intangible assets - net	692.8	672.2
Other long-term assets	105.1	83.4
Long-term assets of discontinued operation	71.3	71.3
TOTAL ASSETS	$3,320.9	$2,871.4

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$1,041.0	$845.7
Short-term borrowings	44.7	13.1
Product warranties	80.0	80.4
Customer advances	53.6	—
Product liabilities	34.1	34.7
Current liabilities of discontinued operation	74.3	100.7
Total current liabilities	1,327.7	1,074.6

Long-term debt	202.4	217.5
Other non-current liabilities	229.4	229.4
Stockholders’ equity	1,561.4	1,349.9
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$3,320.9	$2,871.4

CASH FLOW SUMMARY

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net earnings (loss)	$(26.1)	$75.9	$210.4	$237.4
Non-cash adjustments	213.2	17.3	241.8	27.6
Changes in operating assets and liabilities	(209.5)	(48.4)	(339.3)	(246.5)
Net cash provided by (used for) operating activities of continuing operations	(22.4)	44.8	112.9	18.5
Net cash provided by operating activities of discontinued operations	19.9	11.1	39.0	11.0
Net cash provided by (used for) operating activities	(2.5)	55.9	151.9	29.5
Business acquisitions, net of cash acquired	(8.6)	(64.2)	(26.7)	(80.1)
Capital expenditures	(31.7)	(25.0)	(96.2)	(52.4)
Restricted cash	1.3	(0.2)	11.5	(0.5)
Proceeds from sale of fixed assets	2.5	2.6	5.6	7.8
Proceeds from the sale of parts line	—	—	—	4.9
Net cash used for investing activities of discontinued operations	(0.9)	(1.1)	(2.2)	(4.5)
Proceeds (payments) on borrowings - net	18.3	0.3	(10.0)	1.0
Proceeds (payments) from receivable financing - net	(1.6)	5.8	(4.4)	3.4
Dividends paid	(2.6)	(2.5)	(7.8)	(6.9)
Stock options exercised	0.9	1.4	8.6	20.0
Debt issuance costs	(4.2)	—	(17.6)	—
Effect of exchange rate changes on cash	(8.3)	4.7	2.1	8.0
Net increase (decrease) in cash & temporary investments	$(37.4)	$(22.3)	$14.8	$(69.8)